Exhibit 5.1

March 16, 2018

RELX Capital Inc.

1105 North Market Street, Suite 501

Wilmington, Delaware 19801

RELX PLC

1-3 Strand

London WC2N 5JR

England

RELX NV

Radarweg 29

1043 NX Amsterdam

The Netherlands

Ladies and Gentlemen:

We have acted as counsel to RELX Capital Inc., a Delaware corporation (the “Company”), RELX PLC, an English public limited company, and RELX NV, a Dutch public company with limited liability (naamloze vennootschap) (each of RELX PLC and RELX NV is referred to herein individually as a “Guarantor” and together as the “Guarantors”), in connection with the issuance of $700,000,000 aggregate principal amount of 3.500% Notes due 2023 (the “Notes”) issued by the Company and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Notes pursuant to the Underwriting Agreement, dated March 9, 2018 (the “Underwriting Agreement”), among the Company, the Guarantors and the Underwriters named on Schedule 1 to the Underwriting Agreement.

We have examined the Registration Statement on Form F-3 (the “Registration Statement”) filed by the Company and the Guarantors with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), as it became effective under the Securities Act; the Company’s and the Guarantors’ prospectus dated April 24, 2015 (the “Base Prospectus”), as supplemented by the prospectus supplement dated March 9, 2018, relating to the Notes and the Guarantees (together with the Base Prospectus, the “Prospectus”), filed by the Company and the Guarantors pursuant to Rule 424(b) of the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act; the Indenture, dated as of May 9, 1995, as amended and supplemented (the “Indenture”), among the Company, the Guarantors and The Bank of New York Mellon (as successor to The Chase Manhattan Bank, N.A.), as trustee (the “Trustee”), which has been filed as an exhibit to the Registration Statement; the global notes representing the Notes; and the Underwriting Agreement. In addition, we have examined, and have relied as to matters of fact upon originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors and have made such other investigation, as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We have also assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) each Guarantor is validly existing under the law of the jurisdiction in which it is organized and has duly authorized, executed, issued and delivered, as applicable, the Indenture and its Guarantees in accordance with its respective articles of association and the law of the jurisdiction in which it is organized, (2) execution, issuance, delivery and performance, as applicable, by each Guarantor of the Indenture and its Guarantees do not and will not violate the law of the jurisdiction in which it is organized or any other applicable laws (except that no such assumption is made with respect to the law of the State of New York and the federal law of the United States) and (3) execution, issuance, delivery and performance, as applicable, by each Guarantor of the Indenture and its Guarantees do not and will not constitute a breach or violation of any agreement or instrument that is binding upon such Guarantor.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. The Notes have been duly authorized, executed and issued by the Company and, assuming due authentication thereof by the Trustee and upon payment and delivery in accordance with the provisions of the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms and entitled to the benefits of the Indenture.

2. The Guarantees have been duly executed and issued by the Guarantors, and, assuming due authentication of the Notes by the Trustee, upon payment for and delivery of the Notes in accordance with the Underwriting Agreement, the Guarantees will constitute valid and legally binding obligations of each of the Guarantors enforceable against the Guarantors in accordance with their terms and entitled to the benefits of the Indenture.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), (iii) an implied covenant of good faith and fair dealing and (iv) to the effects of the possible judicial application of foreign laws or foreign governmental or judicial action affecting creditors’ rights.

We do not express any opinion herein concerning any law other than the law of the State of New York and the federal law of the United States and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP